EXHIBIT 1.2

Pricing Agreement

Goldman, Sachs & Co.,
    As Representatives of the several
      Underwriters named in Schedule I hereto,
85 Broad Street,
New York, New York 10004.

September 20, 2002

Ladies and Gentlemen:

STANCORP FINANCIAL GROUP, INC., an Oregon corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated September 20, 2002 (the “Underwriting Agreement”), between the Company on the one hand and Goldman, Sachs & Co. on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

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If the foregoing is in accordance with your understanding, please sign and return to us 8 counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours, StanCorp Financial Group, Inc.

By:	/s/ CINDY J. MCPIKE
Name: Cindy J. McPike Title: Vice President and Chief Financial Officer

Accepted as of the date hereof:

Goldman, Sachs & Co.
Credit Suisse First Boston Corporation
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
U.S. Bancorp Piper Jaffray Inc.

By:	/s/ GOLDMAN, SACHS & CO.
(Goldman, Sachs & Co.) On behalf of each of the Underwriters

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SCHEDULE I

Underwriter	Principal Amount of Designated Securities to be Purchased
Goldman, Sachs & Co.	$175,000,000
Credit Suisse First Boston Corporation	25,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	25,000,000
U.S. Bancorp Piper Jaffray Inc.	25,000,000

$250,000,000

SCHEDULE II

Title of Designated Securities:

6.875% Senior Notes due 2012

Aggregate principal amount:

$250,000,000

Price to Public:

99.449% of the principal amount of the Designated Securities, plus accrued interest, if any.

Purchase Price by Underwriters:

98.799% of the principal amount of the Designated Securities, plus accrued interest, if any.

Form of Designated Securities:

Book-entry only form represented by one or more global securities deposited with The Depository Trust Company (“DTC”) or its designated custodian, to be made available for checking by the Representatives at least twenty-four hours prior to the Time of Delivery at the office of DTC.

Specified funds for payment of purchase price:

Federal (same day) funds

Time of Delivery:

10 a.m. (New York City time), September 25, 2002

Indenture:

Indenture dated as of September 25, 2002, between the Company and U.S. Bank National Association, as Trustee, as supplemented by the First Supplemental Indenture, dated September 25, 2002, between the Company and U.S. Bank National Association, as Trustee.

Maturity:

October 1, 2012

Interest Rate:

6.875%

Interest Payment Dates:

April 1 and October 1, commencing April 1, 2003

Redemption Provisions:

Subject to the terms of Article Three of the Indenture, the Company shall have the right to redeem the Designated Securities at the option of the Company, in whole or in part at any time and from time to time (an “Optional Redemption”), at a redemption price equal to the greater of (i) 100% of the principal amount of the Designated Securities of this series to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Designated Securities to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 45 basis points; plus, in each case, any accrued and unpaid interest thereon to the date of such redemption. If the Securities of this series are only partially redeemed by the Company pursuant to an Optional Redemption, the Securities of this series will be redeemed pro rata by the Trustee.

“Adjusted Treasury Rate” means, with respect to any date of redemption, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that date of redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Securities to be redeemed that would be used, at the time of selection and under customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the 6.875% Senior Notes.

“Comparable Treasury Price” means, with respect to any date of redemption, the average of the Reference Treasury Dealer Quotations for the date of redemption, after excluding the highest and lowest Reference Treasury Dealer Quotations, or if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Quotation Agent” means Goldman, Sachs & Co. or another Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means Goldman, Sachs & Co. and its successors and, at the Company’s option, other nationally recognized investment banking firms that are primary dealers of U.S. government securities in New York City. If any of the foregoing ceases to be a primary dealer of U.S. government securities in New York City, the Company must substitute another primary dealer of U.S. government securities.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any date of redemption, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day before the date of redemption.

Sinking Fund Provisions:

No sinking fund provisions

Defeasance provisions:

Per Article Eleven of the Indenture

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Closing location for delivery of Designated Securities:

Offices of LeBoeuf, Lamb, Greene & MacRae
125 West 55th Street
New York, New York 10019

Names and addresses of Representatives:

Designated Representatives: Goldman, Sachs & Co.

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